SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 27, 2007

(Date of earliest event reported)

FLOW INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23500 - 64th Avenue South, Kent, Washington 98032

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code:

(253) 850-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	Notice of Delisting or Failure to Satisfy a Delisting Rule; Transfer of Listing

On March 27, 2007 Flow International Corporation (“Flow” or the “Company”) announced that it has received a NASDAQ Staff Determination notice indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in NASDAQ Marketplace Rule 4310(c)(14) because the Company had not filed its 10-Q for the quarter ended January 31, 2007 in a timely manner, and that its common stock is subject to delisting from the NASDAQ Global Market.

Flow has delayed the release of its results pending completion of an investigation at its Korean operation, where irregularities led the Company to believe that a single local employee may have stolen monies. The employee has since confessed to the fraud. The Company’s Korean operation is financially consolidated into the Flow Asia Waterjet segment and represented less than one percent (1%) of total company revenue in fiscal 2006. The Company expects to complete the investigation shortly, does not anticipate any material financial impact as a result of the internal investigation and maintains insurance against such losses.

However, until the Form 10-Q is filed, Flow will not be in compliance with NASDAQ’s listing criteria. The Nasdaq notice, which the Company expected, was issued in accordance with standard NASDAQ procedures. The Company will appeal this determination and request a hearing before the NASDAQ Listing Qualifications Panel. The Company’s appeal and hearing request will automatically stay the delisting of the Company’s common stock.

ITEM 9.01.	Exhibits

(d) Exhibits

99.1	Press Release dated March 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2007	FLOW INTERNATIONAL CORPORATION

	By:	/s/ John S. Leness
John S. Leness
General Counsel and Secretary